CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Miscellaneous Information – Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated October 27, 2009 in Post-Effective Amendment No. 34 to the Registration Statement (Form N-1A No. 333-132380) of WisdomTree Trust.

ERNST & YOUNG LLP

New York, New York

May 21, 2010